EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is by and between Nautilus, Inc., a Washington corporation (the "Company"), and Alan Chan ("Executive"). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1. <u>Job Title; Start Date</u>. Executive has accepted employment as the Company's Chief Legal Officer. His start date shall be August 2, 2021, 2021("Start Date").

2. <u>Primary Duties.</u> Executive shall report to the Company's Chief Executive Officer ("CEO") and perform his job duties subject to the CEO's general supervision, advice and direction. Executive's primary duties shall be those performed by a Chief Legal Officer and such other duties as delegated and assigned by the Company's Chief Executive Officer.

3. <u>Full-Time Employment; Outside Activities.</u> Executive shall (a) devote his entire professional time, attention, and energies to his position; (b) use his best efforts to promote the interests of Employer; (c) perform faithfully and efficiently his responsibilities and duties; and (d) refrain from any endeavor outside of employment which interferes with his ability to perform his obligations hereunder. The Company understands that Executive may serve in various outside activities, including capacities for different non-profit, charitable endeavors from time to time. Any outside activities or non-profit charitable work that has the potential to interfere to any degree with Executive's services to the Company or where Executive shall be taking a visible role in the organization must be approved in writing by the Board of Directors prior to Executive performing such outside activities.

4. <u>Business Protection Agreement</u>. Executive's employment with the Company is contingent upon his agreement to execute the Company's Business Protection Agreement, which imposes obligations with regard to non-disclosure of confidential information, ownership of inventions, and contains certain non-compete protections. Executive agrees to comply with the Business Protection Agreement and any other agreements that she may sign in connection with his employment with the Company.

5. <u>Other Employment Policies and Laws; D&O Insurance</u>. During his employment, Executive agrees to comply with the Company's Code of Business Conduct and Ethics, and general employment guidelines or policies adopted by the Company such as those detailed in its handbook, as such guidelines or policies may be implemented and/or amended from time to time. In addition, in performing his duties under this Agreement, Executive agrees to fully comply with all applicable laws. In his capacity as a Company Officer and during employment, Executive is eligible for coverage under the Company's Director and Officer's insurance policy, subject to the terms of the applicable insurance policy.

6. <u>Base Salary</u>. As payment for services to be rendered by Executive under this Agreement and subject to its terms and conditions, the Company shall pay Executive an annual base salary in the gross amount of Three Hundred Twenty Five Thousand Dollars ($325,000) ("Base Salary"). Said Base Salary shall be earned and paid in installments in accordance with the Company's existing payroll policies and shall be subject to lawful and authorized deductions and withholdings.

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Executive shall be subject to an annual performance review by the Chief Executive Officer who, in his discretion, may increase but not decrease Executive's Base Salary.

7. Short-Term Incentive/Bonus. Executive shall be eligible to receive an annual bonus targeted at fifty percent (50%) of Executive's base salary earned in the applicable fiscal year. The amount of such bonus (if any) is determined at the discretion of the Company and based on the achievement of Company performance objectives established by the Chief Executive Officer and the Compensation Committee of the Board of Directors (the "Compensation Committee") in good faith consultation with Executive. The annual bonus shall be earned on the same basis as it is for other members of the Executive Team. The Compensation Committee, in its sole discretion, shall determine whether Executive has earned a short-term incentive bonus and the amount of such bonus, and its determination shall be final and binding.

8. Long-Term Incentive. As an inducement grant and a material inducement for Executive to start Executive's employment with the Company, Executive shall be granted the value of $230,000 in restricted stock units under the Company's 2015 Long Term Incentive Plan ("LTIP") on terms substantially similar to the terms of restricted stock units granted to other Company executives. These restricted stock units shall vest over thirty-six (36) months, with one-third vesting on the first anniversary of the grant date, and an additional one-third vesting on the second anniversary of the grant date, and a final one-third vesting on the third anniversary of the grant date, provided that Executive has continued in full-time employment through those anniversary dates. The restricted stock units shall be valued at the closing price on the trading day before employment begins. Under the terms of the grant document, these restricted stock units shall vest in full in the event that Executive is terminated by the Company for any reason other than Cause upon or within twelve (12) months following a Change in Control (as Cause and Change in Control are defined in the LTIP). Executive shall be eligible for additional Long-Term incentive grants at a recommended level of 70% of executive's annual salary in the discretion of the Compensation Committee at the same time as the other Company executives.

9. Relocation Assistance. To assist with relocation to the Vancouver area, the Company shall pay to move Executive's household goods and two automobiles from Colorado to Vancouver in accordance with the Company's relocation policy. In addition, as part of the relocation package, the Company shall also provide reimbursement for two house hunting trips for Executive and his family (round-trip coach airfare), and the use of a car when in the Vancouver area, if needed, during those trips.

10. Sign-On Bonus. Executive is eligible for a signing bonus in the total amount of $25,000, less applicable taxes.

Should Executive resign from the Company or be terminated by the Company for Cause (as defined below) before Executive completes twelve (12) months of full-time employment commencing from the Start Date, Executive shall repay a pro rata amount of the bonus for any remaining that she is no longer employed. For example, if Executive begins employment on March 1, 2021 and resigns on September 15, 2021 Employee will repay 6/12 of the bonus to reflect the fact that she resigned before completing 12 months of employment with the Company

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11. Business Expenses. The Company shall reimburse Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by his in the performance of his duties under this Agreement, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time.

12. Paid Time Off. Executive shall be entitled to accrue and use Paid Time Off under the Company's policies, as they may be amended from time to time, for sick, vacation and other personal reasons. Under those policies, Executive shall be entitled to accrue up to twenty-two days of Paid Time Off each year, including 2021.

13. Employee Benefit Plans. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, in effect from time to time (collectively, "Employee Benefit Plans"), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Executive shall be entitled to receive fringe benefits on the same basis as other executives including (a) medical and dental insurance; (b) life insurance; and (c) a 401(k) plan. When his employment terminates, Executive will retain all of Executive's rights to benefits that have vested under such plans, but, except as may be specifically provided in the Employee Benefit Plans' governing instrument(s) and subject to applicable law, the Executive's rights to participate in those Employee Benefit Plans will prospectively cease on the Executive's Termination Date (defined below). Such benefits may be amended or discontinued by the Company at any time.

14. Termination.

(a) At-Will Employment; Notice of Termination. The parties acknowledge that Executive's employment with the Company is "at-will" and may be terminated by either Party with or without Cause (as defined below). If the Company does not seek to establish Cause or Disability, or Executive does not seek to establish Good Reason, employment may terminate at-will. No one other than the Company's Board of Directors has the power to change the at-will character of the employment relationship. Executive's employment with the Company may be terminated by (i) Executive's death or Disability; (ii) Executive's resignation with or without Good Reason; and (iii) termination by the Company with or without Cause. Except in the case of death, the Party seeking to terminate employment must provide written notice of its intent to terminate consistent with this Section 14, citing the specific section of this Agreement upon which the party is relying, and the date that termination of employment will be effective (the "Termination Date").

(b) Cause. The Company may terminate Executive's employment for Cause by delivering written notice stating the particular Cause upon which it is relying and the Termination Date, consistent with this Section 14(b). "Cause" shall mean a good faith finding by the Company that Executive has (i) been indicted or convicted, or pled no contest, in a court of law for any felony that in the Company's reasonable judgment makes Executive unfit for continued employment, prevents Executive from performing Executive's duties or other obligations, or adversely affects the reputation of the Company if Executive remained in his position; (ii) engaged in dishonesty related to his employment that has a material adverse effect on the Company; (iii) violated a key Company policy, this Agreement or the Business Protection Agreement (including, but not limited to, by engaging in acts of harassment or discrimination, used or been under the influence of

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unlawful drugs on the Company's premises or while performing duties on behalf of the Company) that has a material adverse effect on the Company; (iv) engaged in insubordination (i.e., conduct such as refusal to follow direct orders of the Company's Chief Executive Officer); (v) failed to perform minimum duties after warning and failed to correct to the CEO's reasonable satisfaction within thirty (30) days after written notice to Executive; (vi) engaged in competition with the Company, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Executive's direct or indirect benefit and the Company's detriment; or (vii) engaged in intentional or grossly negligent conduct that is significantly injurious to the Company or its affiliates after warning and failure to correct to the CEO's reasonable satisfaction within thirty (30) days after written notice to Executive.

(c) Good Reason. Executive may resign his employment and terminate this Agreement for Good Reason so long as she does so consistent with this Section 14(c). Executive shall provide notice of the existence of a specified Good Reason within ninety (90) days of the condition first occurring, and must specify a Termination Date no earlier than forty-five (45) days after the Company receives Executive's notice so that the Company has at least forty-five (45) days to cure. "Good Reason" shall mean the occurrence of any of the following without Executive's prior written consent: (i) demotion to a position other than Chief Legal Officer or its equivalent; (ii) a material diminution in Executive's Base Salary or target bonus, except to the extent ratably consistent with reductions applied to the base salaries and/or target bonuses of all of the members of the Company's Executive Team; (iii) a material breach of this Agreement by Company; or (iv) a relocation of the Company's headquarters from Vancouver, Washington to another location more than 25 miles away.

In the case of a resignation for Good Reason, Executive must terminate employment within six (6) months following the date on which Executive becomes aware of the initial existence of the Good Reason condition. Good Reason shall not exist if Executive (i) fails to terminate employment within six (6) months following the date on which Executive becomes aware of the initial existence of the Good Reason condition, (ii) fails to provide such notice within the ninety (90) day notice period, or (iii) the Company cures the specified condition within the forty-five (45) day cure period.

(d) Death; Disability. Upon death of the Executive, the Agreement automatically terminates upon the date of his death. The Company may terminate this Agreement because of disability by delivering written notice to Executive stating the Termination Date. The Company's decision to terminate because of disability shall be based on its good faith determination that Executive is unable as result of physical or mental illness to perform the essential functions of his position, despite reasonable accommodation, for an aggregate of ninety-one (91) days (or, if longer, the elimination period then in effect under the Company's long-term disability policy applicable to Executive) during any period of twelve (12) months. The Company's disability determination should be based on evidence from a competent health care provider obtained with the cooperation of Executive and should consider any reasonable accommodation that the Company may provide without undue hardship, and any other considerations required by law. The parties agree that due to the importance of Executive's position with the Company, either an indefinite leave or a leave of absence in excess of ninety-one (91) days within a twelve (12) month period would cause an undue hardship to the Company and would not constitute a reasonable

accommodation. Nothing in this section is intended to violate any federal, state or local leave or disability law.

(e) Termination without Cause. The Company may terminate Executive's employment and this Agreement without Cause by delivering at least fifteen (15) days' prior written notice stating the Termination Date. During the notice period, employment shall continue and she shall continue to perform his duties and cooperate in the orderly transition of his duties; however, at the Company's discretion, it may pay Executive's then-current Base Salary for the notice period and excuse his from any further duties during such period.

(f) Resignation without Good Reason. If Executive exercises his right to terminate his employment by resigning without Good Reason, Executive agrees to provide the Company with at least sixty (60) days' prior written notice stating the Termination Date. At the Company's discretion, it may accelerate the Termination Date, and terminate the employment relationship at an earlier date than the Executive's stated Termination Date; in such case, and provided that Executive ceases to perform any duties, the Company shall be excused from any obligation to pay any further Base Salary.

15. Payments Upon Termination.

(a) Earned Compensation; Unreimbursed Business Expenses. On the next payroll date following the Termination Date (or sooner if required by law), Executive (or his estate or other legal designee) will be paid (i) all earned Base Salary under Section 6 through the Termination Date; (ii) a maximum of two (2) weeks of accrued, unused PTO per Company policy; and (iii) any fully earned, not yet paid bonus amounts attributable to a prior completed fiscal year (collectively, "Earned Compensation"). Any unreimbursed business expenses incurred prior to the Termination Date under Section 10 will be paid no later than sixty (60) days after the Termination Date. Upon termination of employment and this Agreement for any reason, Executive will have no rights to any compensation or payments of any kind, other than Earned Compensation, except as stated in this Section 15.

(b) Severance Pay Contingent Upon General Release. If his employment under this Agreement is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be eligible for severance pay equal to (i) six (6) months of his Base Salary on the Termination Date; and (ii) six (6) months of the Company's costs for medical and dental premiums for Executive and any dependents then enrolled in such plans, with such costs determined as of the Termination Date (and not under COBRA) (collectively, "Severance Pay"). As conditions precedent to any obligation to pay Severance Pay, Executive must (i) fully comply with his obligations under this Agreement, the Business Protection Agreement, and any other agreement with the Company and applicable policies; and (ii) deliver to the Company within sixty (60) days of his Termination Date, a valid, executed general release agreement in a form substantially similar to the Agreement attached as Exhibit A. Executive understands that she shall not be entitled to receive any Severance Pay under this Agreement until she executes and delivers the Separation and Release Agreement, and the revocation period set forth in the Separation and Release Agreement has expired and the Separation and Release Agreement has become effective. If Executive is eligible for Severance Pay, the Company will make payment to Executive in equal installments payable bi-weekly on regularly payroll dates over six (6) months, subject to all lawful

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and authorized deductions and withholding, consistent with the Company's customary payroll practices, with the first payment payable on the first payroll date after the Company receives a fully executed general release agreement from Executive, but no later than 60 days following the Termination Date; notwithstanding the foregoing to the contrary, where Executive's Termination Date occurs after November 1 of a calendar year, assuming the Company receives a fully executed general release agreement within 60 days following the Termination Date, the first payment shall be made as soon as practicable after the beginning of the next following calendar year but in no event later than March 15 of such calendar year.

The parties intend the payments under this Section 15(b) to qualify for the exemption from Section 409A of the Code, for separation pay, pursuant to Treasury Regulations 1.409A-1(b)(9)(iii). Failure to execute the general release agreement within sixty (60) days following the Termination Date in accordance with this Section shall result in forfeiture of the benefits provided under this Section 15(b).

16. Return of Documents. Executive understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Executive by the Company or used on the Company's behalf, or generated or obtained during the course of his employment shall remain the property of the Company. Upon termination of his employment, or at any other time upon the Company's request, Executive agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contractors, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, all Confidential Information as defined in the Business Protection Agreement, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in his possession, remain under his control, or have been transferred to any third person by her.

17. Assignment. This Agreement is personal and is being entered into based upon the singular skill, qualifications and experience of Executive. Executive shall not assign this Agreement or any rights hereunder without the express written consent of the Company which may be withheld with or without reason. This Agreement shall bind and benefit any successor of the Company, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

18. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission; (ii) upon affirmative confirmation of receipt of email if delivered by email to Executive's personal email provided to the Company or by email to the Company at the email addresses listed below and to the Chairman of the Company's Board of Directors (an automatic "read receipt" does not constitute affirmative confirmation of receipt); (iii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iv) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

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To the Company: Nautilus, Inc.
17750 SE 6th Way
Vancouver, WA 98683
Attention: Chief People Officer
eraim@nautilus.com

To Executive: Alan Chan

Executive shall be responsible for providing the Company with his current address. Either party may change its address for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten (10) business days.

19. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

20. Entire Agreement. This Agreement, including Exhibit A and the Business Protection Agreement, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Executive's employment by the Company, including (without limitation) the offer letter between the Company and Executive dated February 3, 2021. This Agreement may be changed only by a written document signed by Executive and the Company's Chief Executive Officer or a member of the Board.

21. Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County, Washington (U.S.A.) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

22. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Executive and the Company participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel regarding this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

23. Headings. Section headings are used in this Agreement for convenience and reference only and shall not affect the meaning of any provision of this Agreement.

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24. Execution. This Agreement may be executed in counterparts and each executed counterpart shall have the same force and effect as the original instrument and as if all of the parties to the counterparts had signed the same instrument. Signatures sent by emailed pdf, electronic facsimile or any electronic means shall be sufficient to demonstrate a party's assent to this Agreement.

25. Internal Revenue Code Sections 280G and 409A.

(a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's benefits shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this section shall be made in writing by a national accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.

(b) Any payments or benefits shall be reduced in the following order: (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A of the Code and then with respect to amounts that are. In no event shall Executive have any discretion with respect to the ordering of payment reductions. The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Executive. If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to the Company that no Excise Tax shall be imposed with respect to such payment or benefit. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and Executive. For purpose of clarification and the avoidance of doubt, the Company shall have no obligation to pay or reimburse Executive for any Excise Tax that Executive may incur as a result of Section 25(a).

(c) The payments provided in this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of this Agreement shall be construed, administered and governed in a consistent manner. Each payment provided in this Agreement is designated a "separate payment" within the meaning of Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(d) Notwithstanding anything contained herein to the contrary, in the event that any severance benefits would be treated as deferred compensation pursuant to Code Section 409A, or to the extent required pursuant to an exemption from Code Section 409A, such severance benefits shall not be triggered unless and until Executive experiences a "separation from service" within the meaning of Code Section 409A.

(e) If the Company determines that Executive is a "specified employee" under Code Section 409A(a)(2)(B)(i) at the time of Executive's "separation from service," then the amount of any Severance Pay that is not exempt from the requirements of Code § 409A, shall be delayed until the first business day on or after the date that is six months from the date of the Executive's "separation from service" (the "payment commencement date"). Any Severance Pay the Executive would have otherwise received during that six-month delay period shall be paid in a lump sum, without interest, on the payment commencement date, and the amount of the remaining payments, if any shall be paid as provided in Section 15(b).

(f) To the extent that any reimbursements under this Agreement are subject to the provisions of Code Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit.

26. **<u>Acknowledgment</u>.** Executive acknowledges that she has read and understands this Agreement, that she has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that she accepts and signs this Agreement as his own free act and in full and complete understanding of its present and future legal effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date below.

Agreed by:	
NAUTILUS, INC.	**EXECUTIVE**
DocuSigned by: Ellen Raim (DAB3C0FC0810466...)	DocuSigned by: Alan Chan (19CF9357D7FA4DF...)
By: Ellen Raim	Alan Chan
Its: Chief People Officer	Date: 6/4/2021
Date: 6/4/2021	

8213750.3

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EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the "Separation Agreement") is entered into on the date set forth below by and between Nautilus, Inc. ("Nautilus" or the "Company") and Alan Chan ("Executive") in order to provide the terms of Executive's separation from the Company, and to resolve all issues in connection with Executive's employment with and separation from the Company. The parties agree that any defined terms in this Separation Agreement shall be given the meaning ascribed to them in Executive's Employment Agreement, unless this Separation Agreement expressly states otherwise.

In consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

1. **Separation.** The parties agree that Executive's separation from the Company is in the mutual benefit of both parties. Executive's employment with the Company shall cease on ________________, 20_____ (the "Separation Date").

2. **Earned Compensation.** On the next regular pay day after the Separation Date, the Company shall pay Executive all Earned Compensation, regardless of whether Executive signs the Separation Agreement. Likewise, regardless of whether Executive signs this Separation Agreement, any unreimbursed business expenses shall be paid consistent with the Employment Agreement and the Company's policies.

3. **Consideration.** The purpose of this Separation Agreement is to resolve all potential disputes Executive may have with the Company. Executive, therefore, confirms and agrees that other than Earned Compensation, unreimbursed Business Expenses, and Severance Pay, no other payments are due to him. All payments described below shall be subject to usual tax and other withholdings and deductions.

As consideration for Executive's promises under the Employment Agreement and this Separation Agreement, the Company shall provide Executive with Severance Pay. Following Executive's signature on this Agreement, as long as Executive does not revoke this Agreement, the Company shall provide the Severance Pay within the time limits set forth in the Employment Agreement.

Executive acknowledges and agrees that neither the Company nor any of its attorneys have made any representations regarding the tax consequences of any amounts received by Executive pursuant to this Agreement. Executive agrees to pay federal, state, and local taxes, if any, that are required by law to be paid by Executive with respect to this Separation Agreement, including any obligation for federal income tax, social security, Medicare, or otherwise.

4. **Employee Benefit Plans.** Executive's benefits under the Employee Benefit Plans shall cease as of the Separation Date unless otherwise specified in those Employee Benefit Plans, except that Executive may be eligible to continue medical and dental group health insurance coverage on a self-paid basis under COBRA. By agreeing to pay Severance Pay including the costs of certain medical and dental premiums, the Company assumes no obligations to pay COBRA premiums on Executive's behalf. On the contrary, if Executive seeks to continue medical and dental coverage

under the federal law known as COBRA, Executive shall be solely responsible for electing COBRA coverage and paying all premiums.

5. **Waiver and Release of Claims.** Upon execution of this Agreement by the Company, and in return for the benefits conferred by this Agreement and the Employment Agreement, Executive, on behalf of himself, his marital community or registered domestic partnership, his heirs, executors, administrators and assigns, hereby release in full and forever discharge, acquit, and hold harmless Nautilus, including any of Nautilus's past or present parent, subsidiaries or otherwise affiliated corporations, partnerships, or other business entities or enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, members, investors, attorneys, accountants, representatives, agents and employees (these entities/persons together with Nautilus are collectively referred to as "Associated Persons"), from any and all claims, causes of action, suits, liabilities, demands, damages, including damages for pain and suffering and emotional harm, charges, controversies, expenses and obligations of every nature, character or kind, whether contractual, monetary, or non-monetary in nature, arising prior to the date of execution of this Agreement (collectively "Claims"). This release includes all Claims whether they are now known to Executive or are later discovered by Executive, suspected or unsuspected, and regardless of whether the Claims are mature or contingent, including, but not limited to, any Claims that Executive has asserted, may have asserted, or hereafter may assert against Nautilus or Associated Persons that in any manner or fashion arise prior to the date of execution of this Agreement and arise from or relate to Executive's employment with Nautilus and/or the end of his employment with Nautilus.

This release includes, but is not limited to, any Claims that Executive might have for additional compensation, including without limitation any Claims for any past, current or future compensation, fees or costs, losses, penalties or benefits. Without limitation, it applies to Claims for damages or other personal remedies that Executive might have under any federal, state and/ or local law, statutory, regulatory or common, dealing with employment, tort, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, retaliation, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1 964, the Post War Civil Rights Act of 1964, the Post War Civil Rights Acts (42 USC Sections 1981 1988), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Health Insurance Portability and Accountability Act of 1995, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, Washington's Law Against Discrimination, Chapter 49.60 RCW, and Washington's Minimum Wage Act, Chapter 49.46 RCW, and any regulations under such laws. This release further applies to any Claims or right to personal damages, benefits or other personal legal or equitable remedies that Executive may have as a result of filing any complaint, charge or other action before any administrative agency to the fullest extent permitted by law.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE HE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT EMPLOYEE MAY

HAVE AGAINST NAUTILUS AND ASSOCIATED PERSONS ARISING PRIOR TO THE EXECUTION OF THIS AGREEMENT.

Other than possible claims that arise after the date of execution of this Agreement, the only Claims excluded from this release are claims relating to breach or enforceability of this Agreement, Executive's continuing right to indemnification under the Company's bylaws while employed and thereafter (and as a Company Officer covered by the Company's Director and Officer's insurance policy as it is then in effect), and Executive's right to file a complaint, charge or other action with a governmental agency. With regard to governmental agency complaints, however, Executive understands and agrees that he is expressly waiving any right to obtain monetary damages or any other relief directly from Nautilus or Associated Persons resulting from the agency claim. This waiver and release is effective to the full extent the law permits Executive to release individual claims.

6. Confidentiality. Executive agrees to keep the fact of and the terms and conditions of this Agreement, including payment, strictly confidential.

Unless mandated by proper subpoena or law, Executive shall not disclose the fact of or terms and conditions of this Agreement publicly or privately in any form or forum, by way of example and not limitation, this includes in-person and telephone conversations, email messages, text messages, and social media. Notwithstanding the foregoing, Executive may disclose information regarding this Agreement to his spouse or domestic partner, and where they are strictly providing services to his personally, his attorneys, mental health counselors and tax and financial advisors. In such cases, Executive shall take reasonable precaution to ensure that such information shall be protected within the letter and spirit of this Agreement. Executive agrees to instruct any person with whom he shares the information pursuant to this Paragraph to likewise keep confidential the fact of and terms and conditions of this Agreement. If they disclose the details, Executive agrees that a court can, and should, hold Executive personally responsible for their actions, regardless of whether Executive knew about them in advance.

7. Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County, Washington (U.S.A.) or the United States District Court for the Western District, of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

8. Construction of Agreement. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, bur this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Executive and Nautilus participated

jointly in the negotiation and preparation of this Agreement, and each party has obtained the advice of legal counsel regarding this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

9. Warranty of Exclusive Capacity to Execute Agreement. The parties warrant that no other person or entity has or has had any interest in the claims or causes of action referred to in this Agreement and that they have the sole right and exclusive authority to execute this Agreement and receive the consideration specified in it. Each of the parties shall defend and indemnify the other party released, should any other person or entity claim to have an interest in the claims or counterclaims described in this Agreement. The released party retains the right to direct and monitor the defense of any such claim.

10. Representation by Counsel. The parties warrant that they are represented by separate attorneys with respect to this Agreement and all manners contained in it, that their respective attorneys have fully advised them concerning their rights with respect to its execution and effects, and that they understand the same.

11. Headings. Section headings are used in this Agreement for convenience and reference only and shall not affect the meaning of any provision of this Agreement.

12. Execution. This Agreement may be executed in counterparts and each executed counterpart shall have the same force and effect as the original instrument and as if all of the parties to the counterparts had signed the same instrument. Signatures sent by emailed pdf, electronic facsimile or any other electronic means shall be sufficient to demonstrate a party's assent to this Agreement.

13. Voluntary Agreement; OWBPA. Executive acknowledges that he has the opportunity to consult with counsel of his choice and has read and understands the entire Agreement. By signing this Agreement, Executive shall be releasing any claims he may have against the Company and Associated Persons, including any claims under the Federal Age Discrimination in Employment Act. Therefore, the parties agree that Executive has up to twenty-one (21) days to consider this Agreement before signing it and that Executive may revoke this Agreement within seven (7) days after it has been signed. Any revocation must be delivered in writing to Ellen Raim, Chief People Officer, within the seven-day revocation period. This Agreement becomes effective on the eighth (8th) day after Executive's signature ("Effective Date").

WE, THE UNDERSIGNED, HAVE COMPLETELY READ THIS SEPARATION AND RELEASE AGREEMENT AND FULLY UNDERSTAND AND VOLUNTARILY ACCEPT IT.

Agreed by: **NAUTILUS, INC.**	**EXECUTIVE**
______________________________	______________________________
By: __________________________	Alan Chan
Its: __________________________	Date: __________________________
Date: _________________________	